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                          [MERITAGE CORPORATION LOGO]

                            [PRESS RELEASE GRAPHIC]

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Contacts:    ARIZONA:                         TEXAS:                        NEW YORK:
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             Larry Seay                       Jane Hays                     Chris Tofalli
             CFO & Vice President-Finance     Vice President-Corp.          Broadgate Consultants
             (480) 609-3330                   Develop.                      (212) 232-2222
                                              (972) 612-8085
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                              MERITAGE CORPORATION
                    COMPLETES ADD-ON OFFERING OF SENIOR NOTES

      DALLAS AND SCOTTSDALE, ARIZONA (FEBRUARY 25, 2003) - MERITAGE CORPORATION (NYSE: MTH) today announced that it completed on February 21, 2003 an add-on offering of $50 million in aggregate principal amount of its 9.75% senior notes due June 1, 2011. The notes were issued at a price of 103.25% of their face amount to yield 9.054%. The Company intends to use the net proceeds from the offering for general corporate purposes, which will include the paydown of the Company's senior credit facility. These notes were issued under an add-on provision of the indenture that governs the 9.75% senior notes due 2011 issued by Meritage on May 31, 2001. Collectively, they constitute a single series of notes with those notes, bringing the aggregate principal amount outstanding of the 9.75% senior notes due 2011 to $205 million. In connection with the offering, the Company has agreed to file an exchange offer registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in order to exchange the unregistered notes for substantially identical registered notes. Following the exchange offer, the notes issued on February 21, 2003 will be identical to and trade with the 9.75% senior notes due 2011 issued by Meritage on May 30, 2001.

      The notes have been issued only to qualified institutional buyers in the United States under Rule 144A under the Securities Act and certain investors outside of the United States under Regulation S under the Securities Act. The issuance of the notes has not been registered under the Securities Act or any state securities laws and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state
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securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities.

ABOUT MERITAGE CORPORATION

      Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury. Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin and Houston, Texas markets as Legacy Homes and Hammonds Homes, and in the East San Francisco Bay and Sacramento, California markets as Meritage Homes. In addition, Meritage is now active in the Las Vegas, Nevada market. The Meritage web site is located at: www.meritagehomes.com.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning future Company actions and their expected results. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

      With respect to the sale of the senior notes, these risks and uncertainties include: our level of indebtedness, which has increased upon closing of the offering; the senior notes are unsecured and are effectively subordinated to our secured indebtedness; the indenture for the senior notes imposes significant operating and financial restrictions on us, which may prevent us for capitalizing on business opportunities and taking some corporate actions; and there are restrictions on transfers of the notes.

      In addition, our business is subject to a number of risks and uncertainties including: the strength and competitive pricing environment of the single-family housing market; changes in the availability and pricing of residential mortgages; changes in the availability and pricing of real estate in the markets in which we operate; consumer confidence, which can be impacted by economic and other factors, such as terrorism, war, or threats thereof and changes in the stock markets; demand for and acceptance of our homes; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; the success of planned marketing and promotional campaigns; our ability to expand pre-tax margins; the success of our program to integrate existing operations with our planned new operations or those of past or future acquisitions; our ability to raise additional capital when and if needed; our success in locating and negotiating favorably with possible acquisition candidates; recent legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the economic impact of foreign hostilities or military action; general economic slow downs; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2001 under the captions "Market for the Registrant's Common Stock and Related Stockholder Matters - Factors That May Affect Future Stock Performance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Affect Our Future Results and Financial Condition" and in Exhibit 99.4 of our Form 10-Q for the quarter ended September 30, 2002. As a result of these and other factors, the Company's stock and note prices may fluctuate dramatically.